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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                 (Rule 13d-1)


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13D-1 (B), (C) AND (D) AND AMENDEMENTS THERETO FILED PURSUANT
                               TO RULE 13D-2(B)

                              (Amendment No. 1)*


                                  Acsys, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  00087X 103
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

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------------------------
  CUSIP NO. 00087X 10 3                 13G
------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      David C. Cooper

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,656,114
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          50(*)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,656,114
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          50(*)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,656,164(*)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      11.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      IN
------------------------------------------------------------------------------
* Includes 50 shares owned indirectly by the reporting person through his spouse, with whom the reporting person shares the power to vote and dispose of the shares.

                               Page 2 of 5 pages
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Item 1.

     (a) Name of Issuer: Acsys, Inc.

     (b) Address of Issuer's Principal Executive Offices:
         75 14/th/ Street, Suite 2200, Atlanta, GA 30309

Item 2.

     (a) Name of Person Filing: David C. Cooper

     (b) Address of Principal Business Office or, if none, Residence:
         Acsys, Inc. 75 14/th/ Street, Suite 2200, Atlanta, GA 30309

     (c) Citizenship: U.S.A.

     (d) Title of Class of Securities: Common Stock, no par value

     (e) CUSIP Number: 00087X 10 3

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 79c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser registered under
              (S)240.13d-1(b)(2)(ii)(E);

     (f) [_]  An employee benefit plan in accordance with
              (S)240.13d-1(b)(1)(ii)(F).

     (g) [_]  A parent holding company or control person, in accordance with
              (S)240.13d-1(b)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     (a)  Amount Beneficially Owned:  1,656,164(*)
                                    -----------------.

     (b)  Percent of Class:  11.4%
                           ------------------.

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  1,656,114
                                                         --------------.

          (ii)  Shared power to vote or to direct the vote  50(*)
                                                           ------------.

          (iii) Sole power to dispose or to direct the disposition of
                1,656,114
                ------------.

          (iv)  Shared power to dispose or to direct the disposition of  50(*)
                                                                       --------.
-----------
(*) Includes 50 shares owned indirectly by the reporting person through his spouse, with whom the reporting person shares the power to vote and dispose of the shares.


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]


                               Page 3 of 5 pages


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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of a Group.

         Not applicable

Item 10. Certification.

         Not applicable

                               Page 4 of 5 pages

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 11, 2000
                                              ----------------------------------
                                                            Date

                                                    /s/ David C. Cooper
                                              ----------------------------------
                                                          Signature

                                                      David C. Cooper
                                              ----------------------------------
                                                            Name

                               Page 5 of 5 pages